Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-269100 and 333-274684) on Form S-3 and in Registration Statements (File No. 333-262336, 333-272625, 333-277163, and 333-280929) on Form S-8 of our report dated March 29, 2024, relating to the consolidated financial statements of Immix Biopharma, Inc. and its subsidiaries as of and for the year ended December 31, 2023, appearing in this Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2024.

/s/ KMJ Corbin & Company LLP

Glendora, California

March 24, 2025